Exhibit 4.1

EXECUTION VERSION

PERMITTED SECURED REFINANCING AND INCREMENTAL JOINDER AGREEMENT

This PERMITTED SECURED REFINANCING AND INCREMENTAL JOINDER AGREEMENT (this “Agreement”), dated as of June 6, 2017, is entered into among REGAL CINEMAS CORPORATION, a Delaware corporation (the “Borrower”), the GUARANTORS (as defined in the Credit Agreement referred to below), REGAL ENTERTAINMENT HOLDINGS, INC., a Delaware corporation (“Holdings”), the LENDERS party hereto, and CREDIT SUISSE AG, as administrative agent (the “Administrative Agent”) for (and on behalf of) the lenders under the Credit Agreement referred to below.

RECITALS

WHEREAS, the Borrower, the Administrative Agent and the Lenders from time to time party thereto entered into that certain Seventh Amended and Restated Credit Agreement, dated as of April 2, 2015 (as amended by that certain Permitted Secured Refinancing Agreement, dated as of June 1, 2016 and that certain Permitted Secured Refinancing Agreement, dated as of December 2, 2016, and as further amended, restated, amended and restated, supplemented or otherwise modified and in effect immediately prior to the effectiveness of this Agreement, the “Existing Credit Agreement”; and the Existing Credit Agreement as modified by this Agreement, the “Credit Agreement”);

WHEREAS, the Borrower will (a) consummate a Permitted Secured Refinancing of the Term Loans outstanding under the Existing Credit Agreement in the principal amount of $953,730,206.81 and (b) establish New Term Loan Commitments under the Existing Credit Agreement in the principal amount of $150,000,000.00 (the “New Term Loans”), and in accordance therewith the lenders party hereto (x) listed on Schedule I as having a commitment to make Refinancing Term Loans (as defined below) (the “Refinancing Term Lenders”) and (y) listed on Schedule II as having a New Term Loan Commitment (the “New Term Lenders” and together with the Refinancing Term Lenders the “Third Amendment Lenders”) will advance Term Loans in an aggregate principal amount of $1,103,730,206.81. The proceeds of the Refinancing Term Loans will be used to repay and replace all of the outstanding principal on all of the Term Loans under the Existing Credit Agreement (such existing Term Loans, the “Existing Term Loans”; and such repayment and replacement, the “Term Loan Refinancing”). The proceeds of the New Term Loans will be used for general corporate purposes of the Borrower and its subsidiaries and to pay fees and expenses related to the New Term Loans and the Term Loan Refinancing. A portion of the Refinancing Term Loans may be advanced through continuations or rollovers of Existing Term Loans in accordance with procedures agreed to by the Borrower, the Administrative Agent and such Lenders holding Existing Term Loans so continued or rolled over;

WHEREAS, concurrently with the Term Loan Refinancing and the advances of the New Term Loans (collectively, the “Transactions”), Holdings, the Borrower, the Guarantors, the Lenders party hereto and the Administrative Agent will make certain amendments to the Existing Credit Agreement as provided herein;

NOW, THEREFORE, in consideration of the covenants made hereunder, and other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

SECTION 1.                            Definitions.  Except as expressly provided herein, capitalized terms used in this Agreement but not defined in this Agreement shall have the meanings set forth for such terms in the Credit Agreement.

SECTION 2.                            Permitted Secured Refinancing of the Existing Term Loans and Establishment of New Term Loan Commitments.

(a)                                 After giving effect to the Term Loan Refinancing, pursuant to which the Existing Term Loans shall be refinanced and replaced with loans made under Section 6.2(j) of the Existing Credit Agreement (the “Refinancing Term Loans”) and the funding of the New Term Loans under the New Term Loan Commitments established under Section 2.1(c) (which shall be incurred under clause (b) of the definition of “Maximum Term Loan Amount” in the Existing Credit Agreement and, for the avoidance of doubt, without any reduction in the availability of the amount of New Term Loan Commitments that may be established pursuant to clause (a) of the definition of “Maximum Term Loan Amount” in the Existing Credit Agreement) of the Existing Credit Agreement, the Third Amendment Lenders shall be the only Lenders under the Credit Agreement holding Term Loan Exposure.

(b)                                 The Refinancing Term Lenders listed on Schedule I shall advance an aggregate principal amount of $953,730,206.81 as Refinancing Term Loans pursuant to the terms and conditions hereof, in the amounts (with respect to each Lender listed on Schedule I hereto) set forth opposite its name on Schedule I hereto (it being understood that a portion of such amount may be advanced through continuations or rollovers of Existing Term Loans in accordance with procedures agreed to by the Borrower, the Administrative Agent and such Lenders holding Existing Term Loans so continued or rolled over). The terms of the Refinancing Term Loans shall be as set forth for Term Loans in the Credit Agreement.

(c)                                  The New Term Lenders listed on Schedule II shall advance an aggregate principal amount of $150,000,000.00 as New Term Loans pursuant to the terms and conditions hereof, in the amounts (with respect to each Lender listed on Schedule II hereto) set forth opposite its name on Schedule II hereto. The terms of the New Term Loans (including the Applicable Margin, scheduled amortization and final maturity thereof) shall be as set forth for Term Loans in the Credit Agreement, to the extent not set forth in this Agreement.

SECTION 3.                            Joinder to Credit Agreement. Each Third Amendment Lender listed on Schedule I or Schedule II hereto acknowledges and agrees that, upon the effectiveness of this Agreement, it shall become a “Lender” under, and for all purposes of, the Credit Agreement and the other Loan Documents, and shall be subject to and bound by the terms thereof; and shall perform all the obligations of and shall have all rights of a Lender thereunder.

SECTION 4.                            Amendments to Credit Agreement.  Immediately and automatically effective as of the effectiveness of this Agreement pursuant to Section 5 below and the occurrence of the Transactions, the Existing Credit Agreement shall be amended as follows:

(a)                                 Section 1.1 of the Existing Credit Agreement is hereby amended by replacing the definitions of “Adjusted Eurodollar Rate”, “Applicable Margin”, “Base Rate” and “Term Loan” in their entirety to read as follows:

“Adjusted Eurodollar Rate” means, for any Interest Rate Determination Date with respect to an Interest Period, the rate per annum obtained by dividing (i) (a) the rate per annum determined by the Administrative Agent at approximately 11:00 a.m. (London time) on such Interest Rate Determination Date by reference to the ICE Benchmark Administration Limited Interest Settlement Rates (or the successor thereto if the ICE Benchmark Administration Limited is no longer making such rate available) for deposits in Dollars (as set forth by any service selected by the Administrative Agent that has been nominated by the ICE Benchmark Administration Limited or its successor as an authorized information vendor for the purpose of displaying such rates) for a period equal to such Interest Period or (b) in the event the rate referenced in the preceding clause (a) is not ascertainable pursuant to the provisions of the foregoing clause (a), the Interpolated Rate for a period equal in length to the Interest Period of such Loan, by (ii) an amount equal to (a) one minus (b) the Applicable Reserve Requirement. If, at any time, the

Adjusted Eurodollar Rate as calculated pursuant to the foregoing would otherwise be lower than zero the Adjusted Eurodollar Rate shall be deemed to be zero at such time.

“Applicable Margin” means (a) with respect to any Term Loans (other than New Term Loans advanced after the Third Amendment Effective Date), (i) 2.00% for Eurodollar Rate Loans and (ii) 1.00% for ABR Rate Loans, (b) with respect to any Revolving Loans, (i) 3.00% for Eurodollar Rate Loans and (ii) 2.00% for ABR Rate Loans and (c) with respect to any New Term Loans advanced after the Third Amendment Effective Date, the Applicable Margin shall be as provided for in the Joinder Agreement related to the New Term Loan Commitments in respect of such New Term Loans.

“Base Rate” means, for any day, a rate per annum equal to the greatest of (i) the Prime Rate in effect on such day, (ii) the Federal Funds Effective Rate in effect on such day plus ½ of 1% and (iii) the Adjusted Eurodollar Rate then in effect for Eurodollar Rate Loans with an Interest Period of one month plus 1%; provided that, for the avoidance of doubt, the Adjusted Eurodollar Rate for any day shall be based on the rate determined on such day at approximately 11 a.m. (London time) by reference to the ICE Benchmark Administration Limited Interest Settlement Rates (or the successor thereto if the ICE Benchmark Administration Limited is no longer making such rate available) for deposits in dollars (as set forth by any service selected by the Administrative Agent that has been nominated by the ICE Benchmark Administration Limited or its successor as an authorized vendor for the purpose of displaying such rates).  Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate or the Adjusted Eurodollar Rate shall be effective on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate or the Adjusted Eurodollar Rate, respectively.  If, at any time, the Base Rate as calculated pursuant to the foregoing would otherwise be lower than zero the Base Rate shall be deemed to be zero at such time.

“Term Loan” means a loan made by a Lender to Borrower pursuant to Section 2.1, the Existing Term Loans and any loans constituting a Permitted Secured Refinancing of Term Loans.  The aggregate outstanding principal amount of the Term Loans on the Closing Date after giving effect to the Closing Date Transactions is $965,760,000. The aggregate outstanding principal amount of the Term Loans on the Third Amendment Effective Date, after giving effect to the loans advanced on such date, is $1,103,730,206.81.

(b)                                 The definition of “Repricing Transaction” in Section 1.1 of the Existing Credit Agreement is hereby amended by replacing the reference to the “Second Amendment Effective Date” with a reference to the “Third Amendment Effective Date.”

(c)                                  Section 1.1 of the Existing Credit Agreement is hereby further amended by adding the following terms in proper alphabetical order:

“Existing Upfront Fees” has the meaning assigned to such term in Section 2.1(c)(i).

“Third Amendment” means the Permitted Secured Refinancing and Incremental Joinder Agreement, dated as of the Third Amendment Effective Date, among the Borrower, the Guarantors, Holdings, the Lenders party thereto and the Administrative Agent.

“Third Amendment Effective Date” means June 6, 2017.

(d)                                 The first sentence of Section 2.1(c)(i) of the Existing Credit Agreement is hereby amended by replacing the reference therein to the “Closing Date” with a reference to the “Third Amendment Effective Date.”

(e)                                  The penultimate sentence of Section 2.1(c)(i) of the Existing Credit Agreement is hereby amended by deleting such sentence and inserting the following in replacement therefor:

“In any event (a) the applicable maturity date of each Series of New Term Loans shall be no earlier than the Final Maturity Date then in effect, (b) the Weighted-Average Life to Maturity of all New Term Loans of any Series shall be no shorter than the Weighted-Average Life to Maturity of each Series of Term Loans outstanding on the date the applicable New Term Loan Commitments relating to such New Term Loans become effective under this Agreement and (c) with respect to any New Term Loans created hereunder, if the initial yield on such New Term Loans (as reasonably determined by the Administrative Agent to be equal to the sum of (x) the margin applicable to such New Term Loans above the Adjusted Eurodollar Rate and (y) if such New Term Loans are initially made at a discount or the Lenders making the same receive a fee directly or indirectly from or on behalf of Borrower for doing so (excluding customary arranger or commitment fees paid to the arrangers of such New Term Loans or their affiliates) (the amount of such discount or upfront fees, expressed as a percentage of such New Term Loans, being referred to herein as “Upfront Fees”), the amount of such Upfront Fees divided by the lesser of (A) the average life to maturity of such New Term Loans and (B) four) exceeds the yield applicable to any Term Loans that are Eurodollar Loans (as reasonably determined by the Administrative Agent to be equal to the sum of (x) the margin applicable to such Term Loans above the Adjusted Eurodollar Rate and (y) if such Term Loans were initially made at a discount or the Lenders making the same received a fee directly or indirectly from or on behalf of Borrower for doing so (excluding customary arranger or commitment fees paid to the arrangers of such Term Loans or their affiliates) (the amount of such discount or upfront fees, expressed as a percentage of such Term Loans, being referred to herein as “Existing Upfront Fees”), the amount of such Existing Upfront Fees divided by the lesser of (A) the average life to maturity of such Term Loans at the time initially advanced and (B) four) by more than 50 basis points (the amount of such excess above 50 basis points being referred to herein as the “Yield Differential”), then the Applicable Margin (without respect to Eurodollar Rate Loans or Base Rate Loans) then in effect for such Term Loans shall automatically be increased by the Yield Differential, effective upon the making of the New Term Loans; provided that, to the extent that the lowest permissible rate applicable to such New Term Loans is higher than the lowest permissible rate applicable to other Term Loans as a result of a “floor” or similar feature, such differential between the floors shall be equated to the applicable Yield Differential for purposes of determining whether an increase to the interest rate margin under the Terms Loans shall be required, but only to the extent an increase in the floor that would be applicable to any Term Loans that are Eurodollar Loans would cause an increase in the interest rate then in effect thereunder (determined, based on the rate that would be applicable to any such other Term Loans that are Eurodollar Loans for a 3-month Interest Period), and in such case, the floor applicable to the Eurodollar Loans that are Term Loans shall be increased to the extent of such differential (and such difference in floors shall not increase the Applicable Margin).”

(f)                                   Section 2.11 of the Existing Credit Agreement is hereby amended and restated in its entirety to read as follows:

“2.11                  Scheduled Payments.  The principal amounts of the Term Loans of each Lender (other than New Term Loans advanced after the Third Amendment Effective Date, for which scheduled payments shall be made as provided for in the Joinder Agreement relating to such New Term Loans) shall be repaid in consecutive quarterly installments (each, an “Installment”) in an amount equal to such Lender’s Pro Rata Share (determined with respect to Term Loans other than New Term Loans advanced after the Third Amendment Effective Date) of an amount equal to 0.25% of the aggregate principal amount of the Term Loans outstanding on the Third Amendment Effective Date after giving effect to the Third Amendment and the transactions contemplated thereby, commencing September 30, 2017. Notwithstanding the foregoing, (x) such Installments shall be reduced in connection with any voluntary or mandatory prepayments of the Term Loans, as the case may be, in accordance with Sections 2.12, 2.13 and 2.14, as applicable; (y) such Installments shall be reduced on a pro rata basis in connection with any assignment of Term Loans to Borrower (and subsequent cancellation and extinguishment of such Term Loans) in accordance with Section 9.6(l); and (z) the Term Loans, together with all other amounts owed hereunder with respect thereto, shall, in any event, be paid in full no later than the Term Loan Maturity Date.”

(g)                                  Section 2.21 of the Existing Credit Agreement is hereby amended by replacing each reference to the “Second Amendment Effective Date” with a reference to the “Third Amendment Effective Date”.

SECTION 5.                            Conditions to Effectiveness of this Agreement.  This Agreement, and, for the avoidance of doubt, the Transactions contemplated hereunder, shall become effective when all the conditions set forth in this Section 5 shall have been satisfied (provided that such conditions are satisfied no later than 5:00 p.m. (New York time) on June 6, 2017) (the date such conditions are satisfied being the “Agreement Effective Date”).

(a)                                 Execution of Counterparts. The Administrative Agent shall have executed this Agreement, in its capacity as Administrative Agent, and shall have received (i) counterparts of this Agreement executed by Holdings, the Borrower and each Guarantor and (ii) counterparts of this Agreement executed by each Third Amendment Lender.

(b)                                 Satisfaction of Credit Suisse.  Credit Suisse shall be satisfied that after giving effect to the Refinancing Term Loans and the New Term Loans, the repayment of all Existing Term Loans and payment of all accrued and unpaid interest on the Existing Term Loans, the principal amount of Term Loans outstanding under the Credit Agreement shall not exceed $1,103,730,206.81.

(c)                                  Third Amendment Effective Date Certificate.  The Administrative Agent shall have received a certificate dated the Agreement Effective Date and executed by a Financial Officer of the Borrower that the conditions set forth in Section 5(e) have been satisfied.

(d)                                 Fees.  The Administrative Agent (and its Affiliates) shall have received all fees required to be paid to the Administrative Agent or its Affiliates, and all expenses (including the reasonable fees and expenses of legal counsel) for which invoices have been presented, on or before the Agreement Effective Date.

(e)                                  Agreement Effective Date Representations and Warranties; Absence of Defaults.

(i)             As of the Agreement Effective Date, the representations and warranties contained herein, in the Credit Agreement and in the other Loan Documents shall be true and correct in all material respects on and as of the Agreement Effective Date  (it being understood and agreed that any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct in all respects on the Agreement Effective Date), except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date (it being understood and agreed that any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct in all respects on such earlier date).

(ii)          As of the Agreement Effective Date, no event shall have occurred and be continuing or would result from the consummation of the transactions contemplated by this Agreement on the Agreement Effective Date that would constitute an Event of Default or a Default.

(iii)       The Borrower and its Subsidiaries shall be in pro forma compliance with each of the covenants set forth in Sections 5 and 6 of the Existing Credit Agreement after giving effect to the New Term Loan Commitments and New Term Loans advanced on the Agreement Effective Date (provided that the proceeds of such New Term Loans shall not be deducted in the calculation of “Consolidated Adjusted Debt” or “Consolidated Total Debt”).

(f)                                   Organizational Documents; Incumbency.  The Administrative Agent shall have received (i) a copy of each Organizational Document of Holdings and each Loan Party, and, to the extent applicable, certified as of a recent date by the appropriate governmental official, each dated the Agreement Effective Date or a recent date prior thereto; (ii) signature and incumbency certificates of the officers of such Person executing the Loan Documents to which it is a party; (iii) resolutions of the board of directors or similar governing body of Holdings and each Loan Party approving and authorizing the execution, delivery and performance of this Agreement and the transactions contemplated hereby, certified as of the Agreement Effective Date by its secretary or an assistant secretary as being in full force and effect without modification or amendment; (iv) a good standing certificate from the applicable Governmental Authority of Holdings’ and each Loan Party’s jurisdiction of incorporation, organization or formation, dated a recent date prior to the Agreement Effective Date; and (v) such other documents as the Administrative Agent may reasonably request; provided that, in the case of Holdings and any Loan Party in lieu of the attachments referred to in clauses (i) and (ii) of this Section 5(f), such certificate (1) may certify that (A) since the Second Amendment Effective Date (as defined in the Existing Credit Agreement), there have been no changes to Organizational Documents of such Person, and (B) no changes have been made to the incumbency certificate of the officers of such Person delivered on the Closing Date or the Second Amendment Effective Date (as applicable and each as defined in the Existing Credit Agreement) by such Loan Party.

(g)                                  Governmental Authorizations and Consents.  Each Loan Party and Holdings shall have obtained all Governmental Authorizations and all consents of other Persons, in each case that are necessary or advisable in connection with the transactions contemplated by the Loan Documents, and each of the foregoing shall be in full force and effect and in form and substance reasonably satisfactory to the Administrative Agent.  All applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent or otherwise impose adverse conditions on this Agreement or the other Loan Documents, the Transactions or the other transactions contemplated hereby and no action, request for stay, petition for review or rehearing, reconsideration, or appeal with respect to any of the foregoing shall be pending, and the time for any applicable agency to take action to set aside its consent on its own motion shall have expired.

(h)                                 Opinions of Counsel to Loan Parties and Holdings.  The Administrative Agent and Lenders and their respective counsel shall have received an originally executed copy of the favorable written opinion of  each of (i) Hogan Lovells US LLP, as counsel for the Borrower, dated as of the Agreement Effective Date and in form and substance reasonably satisfactory to the Administrative Agent (and the Borrower hereby instructs Hogan Lovells US LLP to deliver such opinion to the Administrative Agent and the Lenders) and (ii) Bass, Berry & Simms PLC, as counsel for the Borrower, dated as of the Agreement Effective Date and in form and substance reasonably satisfactory to the Administrative Agent (and the Borrower hereby instructs Bass, Berry & Simms PLC to deliver such opinion to the Administrative Agent and the Lenders).

(i)                                     Solvency Certificate.  On the Agreement Effective Date, the Administrative Agent shall have received a Solvency Certificate from the Borrower, dated the Agreement Effective Date, and addressed to the

Administrative Agent and the Lenders, in form, scope and substance satisfactory to the Administrative Agent, demonstrating that after giving effect to the consummation of the transactions to occur on the Agreement Effective Date and after giving effect to any applicable rights of contribution of such Person in respect of Guarantied Obligations, Borrower and its Subsidiaries are and will be Solvent.

(j)                                    No Litigation.  There shall not exist any action, suit, investigation, litigation or proceeding or other legal or regulatory developments, pending or threatened in any court or before any arbitrator or Governmental Authority that, in the opinion of the Administrative Agent, singly or in the aggregate, could reasonably be expected to restrain, prevent or impose materially burdensome conditions on any of the transactions contemplated by this Agreement and the other Loan Documents or that could have a Material Adverse Effect.

(k)                                 No Material Adverse Effect.  Since December 31, 2016, there shall not have occurred a Material Adverse Effect and there shall have been no development or event that could reasonably be expected to have a Material Adverse Effect.

(l)                                     Information for Regulators.  The Administrative Agent shall have received, sufficiently in advance of the Agreement Effective Date, all documentation and other information required by Governmental Authorities under applicable “know your customer” and anti-money-laundering rules and regulations, including the Patriot Act.

(m)                             Completion of Proceedings.  All partnership, corporate and other proceedings taken or to be taken in connection with the transactions contemplated hereby and all documents incidental thereto shall be satisfactory in form and substance to the Administrative Agent and its counsel, and the Administrative Agent and such counsel shall have received all such counterpart originals or certified copies of such documents as the Administrative Agent may reasonably request.

(n)                                 Prepayment Notice and Funding Notice. The Administrative Agent shall have received (i) a fully executed and delivered notice of prepayment in accordance with Section 2.12(a) of the Existing Credit Agreement with respect to the Existing Term Loans and (ii) a fully executed and delivered Funding Notice with respect to the Refinancing Term Loans and the New Term Loans to be made on the Third Amendment Effective Date.

SECTION 6.                            Representations and Warranties.  Holdings, the Borrower and each other Loan Party represents and warrants as follows:

(a)                                 Power; Authorization; Enforceable Obligations. Holdings, the Borrower and each other Loan Party has the requisite power and authority, and the legal right, to enter into this Agreement.  Holdings, the Borrower and each other Loan Party has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of this Agreement.  This Agreement constitutes a legal, valid and binding obligation of Holdings, the Borrower and each other Loan Party signatory hereto, enforceable against Holdings, the Borrower and each other Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).  The Credit Agreement and each other Loan Document constitutes a legal, valid and binding obligation of Holdings, the Borrower and each other Loan Party, in each case, to the extent party to such Loan Document, enforceable against Holdings, the Borrower and each other Loan Party in accordance with their terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

(b)                                 No Legal Bar. The execution, delivery and performance of this Agreement will not violate any Requirement of Law or any material Contractual Obligation of Holdings, the Borrower and each other Loan Party, nor result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens created by the Loan Documents).

(c)                                  Accuracy of Representations and Warranties. The representations and warranties of Holdings, the Borrower and each other Loan Party set forth in the Loan Documents (including, for avoidance of doubt, in the Credit Agreement) are true and correct in all material respects on and as of the date hereof to the same extent as though made on and as of the date hereof, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date (it being understood and agreed that any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct in all respects on the applicable date).

(d)                                 No Default or Event of Default. As of the date hereof, after giving effect to this Agreement, no event has occurred and is continuing that would constitute an Event of Default or a Default.  No Default or Event of Default shall result from the effectiveness of this Agreement, the Transactions and the other transactions contemplated hereby.

SECTION 7.                            Validity of Obligations and Liens; Reaffirmation.

(a)                                 Validity of Obligations.  Holdings, the Borrower and each other Loan Party acknowledges and agrees that, both before and after giving effect to this Agreement, the Borrower and each other Loan Party (and, as provided in the Guaranty and Pledge Agreement, Holdings) is, jointly and severally, indebted to the Lenders and the other Secured Parties for the Obligations, without defense, counterclaim or offset of any kind, and Holdings, the Borrower and each other Loan Party hereby ratifies and reaffirms the validity, enforceability and binding nature of such Obligations.  It is acknowledged and agreed that all references to “Obligations” in this Agreement or in the Credit Agreement, the Guaranty and Collateral Agreement, the Guarantee and Pledge Agreement, any Mortgage or any other Loan Document shall include, without limitation, all Obligations under or related to the Refinancing Term Loans, the New Term Loans, the Loans, Letters of Credit and all other Obligations under the Credit Agreement.

(b)                                 Validity of Guarantees.  Holdings and each Guarantor hereby (i) acknowledges and agrees to the terms of this Agreement and (ii) confirms and agrees that, its guarantee under the Guaranty and Collateral Agreement (or in the case of Holdings, under the Guaranty and Pledge Agreement) is, and shall continue to be, in full force and effect, and shall apply to all Obligations and such guarantee is hereby ratified and confirmed in all respects.

(c)                                  Validity of Liens and Credit Documents.  Holdings, the Borrower and each other Loan Party hereby ratifies and reaffirms the validity and enforceability (without defense, counterclaim or offset of any kind) of the Liens and security interests granted to the Administrative Agent for the benefit of the Secured Parties to secure any of the Obligations by Holdings, the Borrower or any other Loan Party pursuant to the Loan Documents to which any of Holdings, the Borrower or any other Loan Party is a party and hereby confirms and agrees that notwithstanding the effectiveness of this Agreement, and except as expressly amended by this Agreement, each such Loan Document is, and shall continue to be, in full force and effect and each is hereby ratified and confirmed in all respects, except that, on and after the effectiveness of this Agreement, each reference in the Loan Documents to the “Credit Agreement”, “thereunder”, “thereof” (and each reference in the Existing Credit Agreement to this “Agreement”, “hereunder” or “hereof”) or words of like import shall mean and be a reference to the Credit Agreement.  Except as expressly set forth herein, the execution, delivery and effectiveness of this Agreement shall not operate as a waiver of any right, power or remedy of any Lender or the Administrative Agent under any of the Loan Documents, nor constitute a waiver of any provision of any of the Loan Documents.

(d)                                 Reaffirmation.

(i)             The Borrower and each Guarantor hereby acknowledges that it has reviewed the terms and provisions of this Agreement and the Credit Agreement and consents to the amendments and modifications effected hereby and thereby.  The Borrower and each Guarantor hereby agrees and confirms, both before and after giving effect to the amendments to the Existing Credit Agreement effected by this Agreement, that it is a party to and is bound by the Guaranty and Collateral Agreement as a grantor of collateral under the Guaranty and Collateral Agreement and (except in the case of the Borrower) as a guarantor thereunder, by virtue of its having been an original signatory thereto, a successor to such an original signatory or a signatory to a supplement thereto.  The Guaranty and Collateral Agreement is and shall continue to be in full force and effect and is hereby in all respects ratified and confirmed.  Without limiting the generality of the foregoing, the Guaranty and Collateral Agreement and all of the Collateral described therein do and shall continue to secure the payment of all Obligations under and as defined therein.  The Borrower hereby reaffirms its grant of, and hereby grants, a security interest in the Collateral (as defined in the Guaranty and Collateral Agreement) to the Administrative Agent for the ratable benefit of the Secured Parties, as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations.  Each Guarantor hereby reaffirms its grant of, and hereby grants, a security interest in the Collateral (as defined in the Guaranty and Collateral Agreement) to the Administrative Agent, for the ratable benefit of the Secured Parties, as collateral security for the prompt and complete payment and performance when due (whether at stated maturity, by acceleration or otherwise) of the Guarantied Obligations (as defined in the Guaranty and Collateral Agreement).

(ii)          Holdings hereby acknowledges that it has reviewed the terms and provisions of this Agreement and the Credit Agreement and consents to the amendments and modifications effected hereby and thereby.  Holdings hereby agrees and confirms, both before and after giving effect to the amendments to the Existing Credit Agreement effected by this Agreement, that it is a party to and is bound by the Guaranty and Pledge Agreement and as a guarantor thereunder, by virtue of its having been an original signatory thereto, a successor to such an original signatory or a signatory to a supplement thereto.  The Guaranty and Pledge Agreement is and shall continue to be in full force and effect and is hereby in all respects ratified and confirmed.  Without limiting the generality of the foregoing, the Guaranty and Pledge Agreement and all of the Collateral described therein do and shall continue to secure the payment of all Guarantied Obligations under and as defined therein.  Holdings hereby reaffirms its grant of, and hereby grants, a security interest in the Collateral described in the Guaranty and Pledge Agreement to the Administrative Agent for the ratable benefit of the Secured Parties, as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the Guarantied Obligations.

SECTION 8.                            Post-Closing Obligations.  The Borrower shall deliver or perform, or cause to be delivered or performed, the documents and other agreements set forth on Schedule III within the time frames specified therein.

SECTION 9.                            Lender Consent and Authorization to Amend Other Loan Documents.  Each of the Lenders party hereto hereby consents to, and authorizes Holdings, the Borrower, each other Loan Party and the Administrative Agent to enter into such amendments, restatements, amendment and restatements, replacements, supplements and modifications to the Notes, the Guaranty and Collateral Agreement, the Guaranty and Pledge Agreement, the Intellectual Property Security Agreement, the Control Agreements and the other Security Documents and Loan Documents as the Administrative Agent deems reasonably necessary or desirable in connection with this Agreement.  Each of the Lenders party hereto further acknowledges and agrees that title insurance relating to any existing Mortgaged Real Property will not be required to be maintained.

SECTION 10.                     Governing Law.  This Agreement shall be governed by, and shall be construed and enforced in accordance with, the laws of the State of New York.

SECTION 11.                     Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of this Agreement by telecopier or electronic image scan transmission (e.g., PDF via electronic mail) shall be effective as delivery of an original executed counterpart of this Agreement.

SECTION 12.                     Execution of Agreement.  This Agreement shall be executed by Holdings, the Borrower, each Guarantor, the Administrative Agent, in its capacity as Administrative Agent under the Existing Credit Agreement and each of the Lenders party hereto.  Execution of this Agreement by any Person constitutes the agreement of such Person to the terms of (and results in such Person being bound by) this Agreement and, on the Agreement Effective Date, the Credit Agreement.

SECTION 13.  Severability.  In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

SECTION 14.  Integration.  This Agreement, the Existing Credit Agreement, the Credit Agreement, the other Loan Documents and any separate letter agreements among the Borrower and the Administrative Agent or its affiliates with respect to the Credit Agreement relating to this Agreement or the transactions contemplated hereby or with respect to fees payable to the Administrative Agent (or its affiliates) constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. For the avoidance of doubt, this Agreement is a Loan Document.

SECTION 15.                     No Discharge.  This Agreement shall not discharge or release the priority of any Loan Document or any other security therefor.  Nothing herein contained shall be construed as a substitution or novation of the instruments, documents and agreements securing the Obligations, which shall remain in full force and effect.  Nothing in this Agreement shall be construed as a release or other discharge of Holdings, the Borrower or any other Loan Party from any of its obligations and liabilities under the Existing Credit Agreement or the other Loan Documents (other than the Existing Term Loans after giving effect to the Term Loan Refinancing contemplated hereby), all of which are continued on the terms set forth in the Credit Agreement.  It is further acknowledged and agreed that no Discharge of Obligations has occurred for purposes of any Loan

Document, whether in connection with this Agreement, the Credit Agreement, the Term Loan Refinancing or the other transactions contemplated hereby.

SECTION 16.CONSENT TO JURISDICTION. ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST A PARTY TO THIS AGREEMENT ARISING OUT OF OR RELATING HERETO SHALL ONLY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK.  BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH PARTY HERETO, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY (a) ACCEPTS GENERALLY AND UNCONDITIONALLY THE EXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS, (b) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS, (c) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE APPLICABLE PARTY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 9.1 OF THE CREDIT AGREEMENT, (d) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (c) OF THIS SECTION 16 IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE APPLICABLE PARTY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT, AND (e) AGREES THAT EACH PARTY TO THIS AGREEMENT RETAINS THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

SECTION 17.                     WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 17.

SECTION 18.                     Headings.  Section and subsection headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

SECTION 19.                     Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the Holdings, the Borrower and each other Loan Party party hereto and their respective successors and assigns, and upon the Administrative Agent and the Lenders and each of their respective successors and assigns.  Neither Holdings’, the Borrower’s nor any other Loan Parties’ rights and obligations hereunder and any interest therein may be assigned or delegated by Holdings, the Borrower or any other Loan Party without the prior written consent of all Lenders.

[signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

HOLDINGS:

REGAL ENTERTAINMENT HOLDINGS, INC.

	By:	/s/ David H. Ownby
		Name:	David H. Ownby
		Title:	Executive Vice President, Chief Financial Officer and Treasurer

BORROWER:

REGAL CINEMAS CORPORATION

	By:	/s/ David H. Ownby
		Name:	David H. Ownby
		Title:	Executive Vice President, Chief Financial Officer and Treasurer

[Regal Cinemas Corporation — Permitted Secured Refinancing Agreement]

GUARANTORS:

A 3 THEATRES OF TEXAS, INC.
A 3 THEATRES OF SAN ANTONIO, LTD.,
by: A3 THEATRES OF TEXAS, INC., ITS GENERAL PARTNER
CONSOLIDATED THEATRES MANAGEMENT, L.L.C.
EASTGATE THEATRE, INC.
EDWARDS THEATRES, INC.
FREDERICK PLAZA CINEMA, INC.
HOYTS CINEMAS CORPORATION
INTERSTATE THEATRES CORPORATION
R.C. COBB II, LLC
R.C. COBB, INC.
RCI/FSSC, LLC
RCI/RMS, LLC
REGAL CINEMAS HOLDINGS, INC.
REGAL CINEMAS II, LLC
REGAL CINEMEDIA CORPORATION,
REGAL GALLERY PLACE, LLC
REGAL INVESTMENT COMPANY
RICHMOND I CINEMA, L.L.C.
UA SWANSEA, LLC
UNITED ARTISTS PROPERTIES I CORP.
UNITED ARTISTS REALTY COMPANY
UNITED ARTISTS THEATRE COMPANY
WALLACE THEATER HOLDINGS, INC.
WALLACE THEATERS — GUAM
WALLACE THEATERS — SAIPAN, INC.
CROWN THEATRE CORPORATION
PACIFIC RIM BUSINESS DEVELOPMENT CORPORATION
HOLLYWOOD THEATERS, INC.
HOLLYWOOD THEATERS III, INC.
LOIS BUSINESS DEVELOPMENT CORPORATION
RAGAINS ENTERPRISES LLC
MCINTOSH PROPERTIES, LLC
GREAT ESCAPE THEATRES, LLC
GREAT ESCAPE LLC
GREAT ESCAPE THEATRES OF BOWLING GREEN, LLC
GREAT ESCAPE LAGRANGE LLC
GREAT ESCAPE THEATRES OF LEBANON, LLC
GREAT ESCAPE OF O’FALLON, LLC
GREAT ESCAPE THEATRES OF NEW ALBANY, LLC
GREAT ESCAPE OF NITRO, LLC
GREAT ESCAPE THEATRES OF HARRISBURG, LLC
VALEENE CINEMAS, LLC

	By:	/s/ David H. Ownby
	Name:	David H. Ownby
	Title:	Vice President and Treasurer

[Regal Cinemas Corporation — Permitted Secured Refinancing Agreement]

REGAL CINEMAS, INC.

By:	/s/ David H. Ownby
	Name:	David H. Ownby
	Title:	Executive Vice President, Chief Financial Officer and Treasurer

[Regal Cinemas Corporation — Permitted Secured Refinancing Agreement]

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH
as Administrative Agent

By:	/s/ William O’Daly
	Name:	William O’Daly
	Title:	Authorized Signatory

By:	/s/ D. Andrew Maletta
	Name:	D. Andrew Maletta
	Title:	Authorized Signatory

[Regal Cinemas Corporation — Permitted Secured Refinancing Agreement]

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH,
as a Refinancing Term Lender

By:	/s/ William O’Daly
	Name:	William O’Daly
	Title:	Authorized Signatory

By:	/s/ D. Andrew Maletta
	Name:	D. Andrew Maletta
	Title:	Authorized Signatory

[Regal Cinemas Corporation — Permitted Secured Refinancing Agreement]

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH,
as a New Term Lender

By:	/s/ William O’Daly
	Name:	William O’Daly
	Title:	Authorized Signatory

By:	/s/ D. Andrew Maletta
	Name:	D. Andrew Maletta
	Title:	Authorized Signatory

[Regal Cinemas Corporation — Permitted Secured Refinancing Agreement]

SCHEDULE I

REFINANCING TERM LOANS
 ON THE AGREEMENT EFFECTIVE DATE

REFINANCING TERM LENDER	REFINANCING TERM LOAN COMMITMENT AMOUNT ($)
Credit Suisse AG	$953,730,206.81
TOTAL	$953,730,206.81

SCHEDULE II

NEW TERM LOANS
 ON THE AGREEMENT EFFECTIVE DATE

NEW TERM LENDER	NEW TERM LOAN COMMITMENT AMOUNT ($)
Credit Suisse AG	$150,000,000.00
TOTAL	$150,000,000.00

[Regal Cinemas Corporation — Permitted Secured Refinancing Agreement]

SCHEDULE III

POST-CLOSING OBLIGATIONS

Within forty-five (45) days following the Agreement Effective Date (or such longer period as may be agreed by Administrative Agent in its sole and absolute discretion), Administrative Agent shall have received (i) recorded copies of mortgage amendments reflecting the Transactions with respect to each of the Existing Mortgages, which such mortgage amendments are to be approved by Administrative Agent prior to recording and (ii) a recorded copy of a mortgage or revisions to the deed and mortgage records relating to a trust deed (as applicable) with respect to the properties listed below and any related certificates, instruments or other documents required or reasonably requested by the Administrative Agent in connection therewith shall have been executed, delivered and/or filed, as applicable:

a.              1950 East Foothill Boulevard, La Verne, CA; and

b.              SouthWest 2929 234th Avenue, Hillsboro, OR;

; provided, further, that no such mortgage amendment described in clause (i) above or in the Existing Credit Agreement will be required for any Mortgaged Property currently held for sale and located at one of the following addresses:

a.              3131 Muldoon Road, Anchorage, AK 99504;

b.              255 W. Birch Street, Brea, CA 92821;

c.               755 S. Rand Road, Lake Zurich, IL 60047;

d.              6420 Camden Avenue North, Brooklyn Center, MN 55430;

e.               120 Banks Drive, Chapel Hill, NC 27514;

f.                963 Houston Northcutt Blvd., Mt. Pleasant, SC 29464; and

g.               100 Regal Way, Victory Center, Newport News, VA 23602,

in each case, prior to December 31, 2017 (or such longer period as may be agreed by Administrative Agent in its sole and absolute discretion).